Exhibit 99.1

Investor Relations for Hillenbrand	Corporate Communications for Hillenbrand
Contact: Chris Gordon, Director Investor Relations	Contact: Tyler Stock, Specialist
Phone: 812-931-5001	Phone: 812-931-5174
Email: chris.gordon@hillenbrand.com	Email: tyler.stock@hillenbrand.com

Hillenbrand Announces Departure of Thomas Kehl, Hillenbrand Senior Vice President and President of Coperion

BATESVILLE, Ind., April 2, 2015 /PRNewswire/ — Hillenbrand, Inc. (NYSE: HI) today announced that Thomas Kehl, Hillenbrand Senior Vice President and President of Coperion, will be leaving the company effective June 30, 2015, in order to pursue other professional interests. A comprehensive search for his replacement has already begun.

Kehl joined Coperion in 2008, running both the compounding machine and service business centers.  In 2013, he was named the President of Coperion and joined the Hillenbrand executive team.  Since this time, he has driven a clear vision and strategy for each part of the Coperion business, implemented a supporting organizational structure and heightened the focus on profitability.

In order to effect a smooth transition, Kim Ryan, Hillenbrand Senior Vice President and President of Batesville, will serve as the Coperion President until a permanent replacement is named.  She will be working directly with Kehl to transition the leadership of Coperion over the next 90 days.  Beginning today, Chris Trainor, current Senior Vice President and Chief Financial Officer of Batesville, will serve as its President during the interim.

“Thomas has been a key member of our team throughout the Coperion integration,” said Joe Raver, Hillenbrand President and CEO. “He has led the organization during a time of significant change and accomplishment.  I want to thank him for his leadership and contribution to both Coperion and Hillenbrand over the past several years.”  Raver added, “Having executives of both Kim Ryan and Chris Trainor’s caliber in place through the interim period will enable both Coperion and Batesville to continue executing their respective short and long term strategies.”

ABOUT HILLENBRAND, INC.
Hillenbrand, Inc. (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands and robust cash generation capabilities. HI-INC-F